EXHIBIT 10.12

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. REDACTED MATERIAL IS MARKED WITH [XXXXXXXXX] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Restated Agreement”), effective on the 23rd day of May, 2008 (“Restatement Effective Date”), is entered into by and between Purdue Neuroscience Company (“Purdue”), a partnership formed under the laws of the state of Delaware with an office address at One Stamford Forum, Stamford, CT 06901 and Marinus Pharmaceuticals, Inc. (“Marinus”), a Delaware corporation with its principal place of business at 21 Business Park Drive, Branford, CT 06405.

RECITALS

WHEREAS, Purdue is licensed by the University of Southern California (“USC”) and The Rockefeller University (“RU”) under the University Licensed Patents (as defined below) and under the Nanosizing Licensed Patents (as defined below), with the right to sublicense;

WHEREAS, Marinus is desirous of obtaining a sublicense under the University Licensed Patents and the Nanosizing Licensed Patents to manufacture, use, offer to sell, sell, and import Licensed Products (as defined below) in the Field (as defined below) in the Territory (as defined below) under the terms and conditions set forth herein;

WHEREAS, Marinus and Purdue entered into that certain License Agreement dated September 14, 2004 (the “First Agreement”) pursuant to which Marinus licensed, under certain terms and conditions, certain intellectual property from Purdue including the University Patents, the Nanosizing Patents, and the GHC Licensed Patents (as defined below);

WHEREAS, Marinus and Purdue entered into that certain Amendment No. 1 to License Agreement dated as of September 13, 2005 (“Amendment No. 1”);

WHEREAS, Marinus and Purdue entered into that certain Amendment No. 2 to License Agreement dated as of September 30, 2005 (“Amendment No. 2”);

WHEREAS, Marinus and Purdue entered into that certain Amendment No. 3 to License Agreement dated as of May 31, 2006 (“Amendment No. 3”) (the First Agreement and Amendment Nos. 1-3 collectively, the “Original Agreement”);

WHEREAS, Marinus and Purdue, concurrently herewith, entered into an Agreement to Attempt to Terminate pertaining to the possible termination of the GHC Agreement (the “Attempt Agreement”);

WHEREAS, Marinus and Purdue wish to amend, restate, or terminate certain of the licenses granted in the First Agreement and other terms, conditions, and obligations in the Original Agreement;

WHEREAS, Marinus is in the process of negotiating Subsequent Equity Financing (as defined below); and

WHEREAS, Marinus and Purdue desire to memorialize their agreement as to the number of shares of the common stock, par value $0.001 per share, of Marinus to be issued in the Subsequent Equity Financing to which Purdue shall be entitled under this Restated Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein; and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined herein) hereto, intending to be legally bound, agree to this Amended and Restated Agreement as follows:

ARTICLE 1 - DEFINITIONS

The terms in this Restated Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Restated Agreement.

1.1  “Associated Company” means any corporation, partnership, limited liability company or other entity or combination thereof which directly or indirectly (a) owns or controls a party, (b) is owned or controlled by a party, or (c) is under common ownership or control with said party; the terms “control” and “controlled” meaning ownership of 50% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and/or equity rights of such corporation, partnership, limited liability company or other entity or combination thereof or the power to direct the management of such corporation, partnership, limited liability company or other entity or combination thereof; provided however, that for purposes of this Restated Agreement, The Purdue Frederick Company Inc., a New York corporation (d/b/a The Purdue Frederick Company), shall not be considered an “Associated Company” of Purdue.

1.2  “Commercial Sale” means any arm’s length sale by Marinus, its Associated Companies, or a Third Party (as defined below) acting on behalf of or in place of either of the foregoing (for the avoidance of doubt, including a sales partner, distributor, or agent) to a Third Party other than a Third Party acting on behalf of or in place of Marinus or its Associated Companies.  Sales for clinical study purposes or compassionate, named patient, or similar use shall not constitute a Commercial Sale.

1.3  “Commercially Reasonable Efforts” means the carrying out of obligations or tasks using efforts not less than the efforts a company similar to Marinus would devote to a product having similar market potential, profit potential or strategic value as Licensed Products, (as defined below) based on conditions then prevailing.  Commercially Reasonable Efforts requires that the Party, at a minimum:  (a) determine practices with respect to the applicable activities; (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (c) set and seek to achieve appropriate objectives for carrying out such obligations; and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.4  “Confidential Information” shall mean, with respect to either party hereto, all confidential or proprietary information, whether written or oral, which is disclosed by a party to the other party.  Notwithstanding the foregoing, Confidential Information of a party shall not include information:  (a) which was publicly known prior to initial disclosure of such information by the disclosing party to the other party as proven by prior written records in existence prior to such initial disclosure, (b) that has become publicly known, in print or other tangible form, without any act or omission of the other party, (c) received by the other party without restriction at any time from a Third Party, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) shown to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party as proven by prior written records in existence prior to such initial disclosure, or (e) shown to have been independently developed by employees or agents of the other party without access to or use of such information of the disclosing party as proven by the receiving party’s written records.

1.5  “Effective Date” means September 14, 2004.

1.6  “Excluded Field” means and includes the treatment of any unpleasant sensory or emotional experience associated with actual or potential tissue damage, or described in terms of such damage, including discomfort, either acute or chronic, caused by a primary lesion or dysfunction in the peripheral or central nervous system (e.g., neuropathic pain, post-herpetic neuralgia, trigeminal neuralgia), phantom pain, back pain, surgical pain, cancer pain, and pain associated with inflammation or damage of any tissues (e.g., muscle, bone, organs, tendons, nerves, and skin) by disease, injury, infection, surgery, or at birth.  For avoidance of doubt, Marinus shall not be permitted hereunder to pursue or obtain any regulatory approval or labeling for a Licensed Product as an analgesic or anesthetic agent or for the treatment of pain.

1.7  “Field” means the diagnosis, prevention and treatment of all diseases, disorders or conditions, other than those diseases, disorders or conditions which are in the Excluded Field.  Examples of diseases, disorders, or conditions that are within the Field include psychiatric and stress related disorders (e.g., generalized anxiety, obsessive-compulsive disorders, panic disorders, sleep disorders, depression psychoses, schizophrenia, premenstrual dysphoric disorder, posttraumatic stress disorder, and social isolation), addiction (i.e., alcoholism, benzodiazepine abuse, amphetamine abuse, and cocaine abuse), seizure disorders, disorders involving neurodegeneration and neuronal apoptosis where neuronal protection or neurogenesis provides a functional benefit (e.g., Alzheimer’s disease, pre and post-natal treatment for autism, attention deficit disorder, fragile X syndrome), lysosomal storage disorders, and atherosclerosis.

1.8  “First Commercial Sale” means, with respect each Licensed Product (as defined below), the first Commercial Sale after receipt of Regulatory Approval (as defined below) of such Licensed Product.  If Regulatory Approval is not necessary in order to sell such Licensed Product, then the First Commercial Sale shall mean the first transfer of title of the Licensed Product by or on behalf of Marinus, its Associated Companies, or its licensee to a Third Party (as defined below) other than a Third Party sales partner, distributor, or agent acting on behalf of or in place of Marinus, its Associated Companies, or its licensee, for consideration in any arm’s length transaction.  Shipments of Licensed Products for test marketing, clinical study purposes, compassionate use, named patient use, or similar uses, in each case for which no payment is charged or received, shall not constitute a Commercial Sale.

1.9  “Fully Diluted Basis” means, with respect to shares of Marinus’s capital stock, that the total number of issued and outstanding shares of Marinus’s capital stock shall be calculated to assume (i) the conversion of all issued and outstanding securities of Marinus which are convertible into shares of common stock of Marinus, par value $0.001 per share, (ii) the exercise of all then outstanding options, warrants and any other rights to purchase shares of capital stock of Marinus (whether or not then exercisable) and (iii) the issuance or grant of all securities reserved for issuance pursuant to any stock, stock option or other rights plan in effect on the date of the calculation; provided however, that any such calculation shall, in the event of any stock split, stock dividend, recapitalization or similar event, be proportionally adjusted in accordance with the terms of Marinus’s certificate of incorporation, as amended and in effect from time to time.

1.10  “Ganaxolone” means 3-alpha-hydroxy-3-beta-methyl 5-alpha-pregnan-20-one.

1.11  “GHC Agreement” means the license to Purdue from GHC dated December 15, 1997, as amended and restated.

1.12  “GHC Licensed Patents” means:

•                                U.S. Pat. No. 5,767,117 “Method for Treating Vascular Headaches”;

•                                U.S. Pat. No. 5,929,061 “Method for Treating Vascular Headaches”;

foreign counterparts thereto, any U.S. or foreign continuation-in-part, continuation or divisional applications thereof, any patent granted on any aforesaid patent application, and any extension, re-examination, or reissue of any of such patent, and any U.S. or foreign continuations, continuations-in-part, divisionals, reissues, or extensions of any of the foregoing.

1.13  “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official, regulatory body, securities exchange, securities enforcement authority, government, or other instrumentality of (i) the United States government or any country, (ii) a federal, state, province, county, city or other political subdivision thereof having jurisdiction over the appropriate Party (as defined below), Person (as defined below) or subject matter or Patents (as defined below), or (iii) any supranational body.

1.14  “Herein”, “hereof”, and “hereunder” and words of like import refer to this Restated Agreement as a whole and not to any particular provision of this Restated Agreement.

1.15  “Include”, “includes”, or “including” shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

1.16  “Kerkhof Agreement” means the license to Purdue from Nicholas J, Kerkhof, Ph.D. effective May 22, 2002.

1.17  “Know-How” means all unpublished inventions, technology, trade secrets, physical, chemical or biological materials, assays, methods, documentation, scientific and technical data and other information.

1.18  “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments, and ordinances of any Governmental Authority.

1.19  “Licensed Patents” means the University Licensed Patents, and the Nanosizing Licensed Patents.

1.20  “Licensed Product” means pharmaceutical preparations containing Ganaxolone, but not its salts, congeners or other derivatives which involve forming or breaking a covalent bond with or of Ganaxolone.

1.21  “Marinus” means Marinus Pharmaceuticals, Inc.

1.22  “Marinus Know-How” means all unpublished inventions, technology, trade secrets, physical, chemical or biological materials, assays, methods, documentation, scientific and technical data and other information of Marinus.

1.23  “Nanosizing Licensed Patents” means U.S. Provisional Pat. Application No. 60/172,573, filed December 20, 1999; and all U.S. and foreign Patents that claim priority therefrom.

1.24  “Net Sales” means, with respect to a Licensed Product, the total invoiced amount billed for sales of a Licensed Product by Marinus, its Associated Companies or its sublicensees, less the following items to the extent they are paid or allowed and included in the invoice price, whether or not such costs are invoiced separately to the customer:

(A) Quantity, trade, prompt payment, and/or cash discounts actually taken;

(B) Amounts repaid or credited and allowances given by reason of chargebacks or billing errors and rebates (including Medicare, Medicaid, managed care, hospice and government-mandated rebates), actually allowed or paid;

(C) Amounts refunded or credited for Licensed Products that were rejected, spoiled, damaged, outdated, recalled, or returned;

(D) Freight, shipment, and insurance costs incurred by Marinus, its Associated Companies, or its sublicensees in transporting Licensed Product(s) to customers;

(E) Taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Licensed Product(s); and

Net Sales shall not include (i) the sale or transfer of a Licensed Product among Marinus, its Associated Companies or its sublicensees for later sale to an independent Third Party, provided, however, that Net Sales shall include the subsequent sale to an independent Third Party; (ii) the transfer by Marinus, its Associated Companies or its sublicensees without charge of reasonable quantities of Licensed Product as samples or as donations to non-profit institutions or government agencies for a non-commercial purpose, or (iii) the use of a Licensed Product by Marinus, its Associated Companies, or its sublicensees for research and development purposes.

If Marinus, its Associated Companies or its sublicensees commercially use or dispose of any Licensed Product by itself (as opposed to a use or disposition of the Licensed Product as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the Net Sales hereunder shall be the price which would be then payable in an arm’s length transaction.

1.25  “Neurosteroid” means a compound containing a steroid or nor-steroid ring system that is directly active on neurons to modulate neurotransmitters, and is pharmacologically useful as a drug for the treatment of one or more nervous system disorders agents and prodrugs and metabolites thereof.

1.26  “Old Field” means the treatment of (i) seizure disorders and (ii) vascular migraine headaches other than those associated with mood disorders, such mood disorders including, but not limited to, premenstrual syndrome or premenstrual dysphoric disorder.

1.27  “Parties” means Marinus and Purdue.

1.28  “Party” means Marinus or Purdue.

1.29  “Patent” means issued patents and patent applications including foreign counterparts thereto, any provisional applications, continuation-in-part, continuation or divisional applications thereof, and any extension, re-examination, or reissue of any of such patent, and any U.S. or foreign continuations, continuations-in-part, divisionals, reissues re-examinations or extensions of any of the foregoing.

1.30  “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any government, or any agency or political subdivisions thereof.

1.31  “Purdue” means Purdue Neuroscience Company.

1.32  “Purdue Common Stock” means shares of common stock of Marinus, par value $0.001 per share, issued to Purdue in connection with the Subsequent Equity Financing in an amount sufficient for Purdue to hold five percent (5%) of all of the issued and outstanding equity of Marinus, on a Fully-Diluted Basis through the Subsequent Equity Financing (as defined below), as calculated after giving effect to the dilutive issuance of any other equity in Marinus to any Person, including Purdue, as of each closing of the Subsequent Equity Financing.

1.33  “Purdue Know-How” means all unpublished inventions, technology, trade secrets, physical, chemical or biological materials, assays, methods, documentation, scientific and technical data and other information of Purdue.

1.34  “Regulatory Approval” means (i) in respect of the United States of America, the FDA’s approval of an New Drug Application (“NDA”) in respect of the Product, effective upon the date of the FDA’s letter notifying the NDA holder of such approval, (ii) in respect of any other country that is a member of the European Union, the European Commission’s approval of a Regulatory Approval Application in respect of the Product following successful completion of the European Medicines Agency (“EMEA”) centralized procedure or other successor procedure, effective upon the date of the European Commission’s Marketing Authorization Application approval letter, and (iii) in respect of each other country in the world (or in the European Union where the EMEA centralized procedure is not available), the approval of the applicable Governmental Authority in such country that is necessary to permit the Licensed Product to be commercially sold in such country, effective on the date on which such approval becomes effective.

1.35  “Series A Financing” means the round of preferred equity financing consummated by Marinus on September 30, 2005.

1.36  “Series A Shares” means the shares of preferred stock of Marinus issued in the Series A Financing received by Purdue pursuant to the Original Agreement.

1.37  “Subsequent Equity Financing” means all transactions or series of transactions commencing on the date of the first offering of the convertible promissory notes referenced in clause (i) below and terminating upon the generation of aggregate proceeds to Marinus of sixteen million dollars ($16,000,000.00) through the sale and issuance by Marinus of (i) certain convertible promissory notes convertible into shares of Marinus’s senior class of convertible preferred stock, par value $0.001 per share, as authorized by Marinus’s certificate of incorporation in effect as of the date of conversion of such notes; and (ii) shares of Marinus’s senior class of convertible preferred stock, par value $0.001 per share, as authorized by Marinus’s certificate of incorporation in effect as of the date of such transaction or transactions.  For the avoidance of doubt, the sixteen million dollars ($16,000,000.00) to be generated in the Subsequent Equity Financing shall not include any value of or imputed to the Purdue Common Stock.

1.38  “Term” means the period from September 14, 2004 until, on a country-by-country basis, the later of (i) the last to expire Licensed Patent in such country or (ii) ten (10) years from the First Commercial Sale of each Licensed Product in such country.

1.39  “Territory” means the world.

1.40  “Third Party” means any entity including, for-profit and non-profit institutions other than Purdue or Marinus.

1.41  “University Agreement” means the license to Purdue from the University of Southern California and The Rockefeller University dated August 28, 1990.

1.42  “University Know-How” means the Know-How licensed by Purdue under the University Agreement.

1.43  “University Licensed Patents” means:

•                                U.S. Pat. No. 5,232,917 “Methods, Compositions and Compounds for Allosteric Modulation of the GABA receptor”;

•                                U.S. Pat. No. 5,591,733 “Methods, Compositions and Compounds for Allosteric Modulation of the GABA Receptor by Members of the Androstane and Pregnane Series”;

•                                U.S. Pat. No. 5,208,227 “Method, Compositions, and Compounds for Modulating Brain Excitability”;

•                                U.S. Pat. No. 5,319,115 “Method for making 3a-Hydroxy, 3b-Substituted Pregnanes”;

foreign counterparts thereto, any U.S. or foreign continuation-in-part, continuation or divisional applications thereof, any patent granted on any aforesaid patent application, and any extension, re-examination, or reissue of any of such patent, and any U.S. or foreign continuations, continuations-in-part, divisionals, reissues re-examinations or extensions of any of the foregoing.

1.44  “Writing”, “written”, and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

1.45  Other Terms.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Amendment No. 1	Recitals
Amendment No. 2	Recitals
Amendment No. 3	Recitals
Attempt Agreement	Recitals
First Agreement	Recitals
Indemnitee	9.5
Marinus	Preamble
Original Agreement	Recitals
Purdue	Preamble
Purdue Releasee	3.2
Purdue Releasor	3.1

Releasee	3.1
Releasor	3.2
Representative	Preamble
Restated Agreement	Preamble
Restatement Effective Date	Preamble
RU	Recitals
USC	Recitals

1.46  Agreement References.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented in writing from time to time in accordance with the terms hereof and thereof.

1.47  Ambiguities.  Ambiguities, if any, in this Restated Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

1.48  Capitalization.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Restated Agreement.

1.49  Date References.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

1.50  Gender.  Unless the context of this Restated Agreement otherwise requires, words of one gender include the other gender.

1.51  Headings.  Headings and captions of the Articles and Sections hereof are for convenience only and are not to be used in the interpretation of this Restated Agreement.

1.52  Joint and Several Obligations.  Unless specified otherwise in this Restated Agreement, the obligations of any Party consisting of more than one person are joint and several.

1.53  No Strict Construction.  This Restated Agreement has been prepared jointly and shall not be strictly construed against either Party.

1.54  Number of Days.  Whenever this Restated Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

1.55  Person References.  References to any Person include the successors and permitted assigns of that Person.

1.56  References to Parts of this Restated Agreement.  References to Articles and Sections are to Articles and Sections of this Restated Agreement unless otherwise specified.

1.57  Singular/Plural.  Any singular term in this Restated Agreement shall be deemed to include the plural, and any plural term the singular.

ARTICLE 2 - AMENDMENT AND RESTATEMENT OF ORIGINAL AGREEMENT; GRANT OF RIGHTS

2.1  Grant of License to Licensed Patents.  As of the Restatement Effective Date and subject to the terms and conditions of this Restated Agreement, the University Agreement and to the extent permitted by the University Agreement, Purdue hereby grants to Marinus, for the Term, an exclusive sublicense under the University Licensed Patents, to make, have made, use, offer to sell, sell, and import Licensed Products in the Field in the Territory.  The grant of this Section 2.1 includes the right to grant sublicenses subject to prior written approval by Purdue which shall not be unreasonably conditioned, delayed, or withheld provided that such sublicense shall not impair or limit any of Purdue’s rights under this Restated Agreement.

2.2  Grant of License to University Know-How.  As of the Restatement Effective Date and subject to the terms and conditions of this Restated Agreement, the University Agreement, and to the extent permitted by the University Agreement, Purdue hereby grants to Marinus, for the Term, an exclusive sublicense under the University Know-How, to make, use, offer to sell, sell, and import Licensed Products in the Field in the Territory.  The grant of this Section 2.2 includes the right to grant sublicenses subject to prior written approval by Purdue which shall not be unreasonably conditioned, delayed, or withheld provided that such sublicense shall not impair or limit any of Purdue’s rights under this Restated Agreement.

2.3  Grant of License to Purdue Know-How.  As of the Restatement Effective Date and subject to the terms and conditions of this Restated Agreement, Purdue hereby grants to Marinus, for the Term, an exclusive license under the Purdue Know-How, to make, use, offer to sell, sell, and import Licensed Products in the Field in the Territory.  The grant of this Section 2.3 includes the right to grant sublicenses subject to prior written approval by Purdue which shall not be unreasonably conditioned, delayed, or withheld provided that such sublicense shall not impair or limit any of Purdue’s rights under this Restated Agreement.

2.4  Grant of License to Nanosizing Licensed Patents.  As of the Restatement Effective Date and subject to the terms and conditions of this Restated Agreement and the Kerkhof Agreement, Purdue hereby grants to Marinus, for the Term, a non-exclusive sublicense under the Nanosizing Licensed Patents, solely in conjunction with the licenses granted under Sections 2.1, 2.2, and 2.3 of this Restated Agreement, to make, use, and sell Licensed Products in the Field in the Territory.  The grant of this Section 2.4 includes the right to grant sublicenses subject to prior written approval by Purdue which shall not be unreasonably conditioned, delayed, or withheld provided that such sublicense shall not impair or limit any of Purdue’s rights under this Restated Agreement.

2.5  Termination of Other Licenses under the Original Agreement.  Any right, license, or sublicense granted to Marinus under the Original Agreement, other than those granted in this Restated Agreement, is hereby terminated.

2.6  No Other Licenses.  No right, license, or sublicense is granted hereunder, except as expressly and specifically set forth herein.

ARTICLE 3 - COVENANT NOT TO PROMOTE OFF LABEL USE

3.1  Off Label Uses.  Marinus and its Associated Company(ies), individually and jointly, hereby covenant and agree not, alone or in cooperation with any Third Party, to promote, directly or indirectly, any uses of any Licensed Product in any country that have not been finally approved by the appropriate Governmental Authority in such country, if approval in such country is required.

ARTICLE 4 - PAYMENTS AND ASSUMPTION OF OBLIGATIONS

4.1  License Fee.  In addition to the consideration paid by Marinus and received by Purdue under the Original Agreement and the Attempt Agreement, for the licenses for the Term granted hereunder, Marinus shall pay to Purdue, the following which shall accrue to Purdue on the Restatement Effective Date:

(A)                               Equity in Marinus as follows:

(a) In connection with the Subsequent Equity Financing, Marinus will issue and deliver to Purdue or Purdue’s designee, provided such designee is either a Purdue Associated Company or any other Third Party who is not a direct competitor of Marinus, the Purdue Common Stock.  Each share of Purdue Common Stock will have the same rights and preferences as each other share of common stock of Marinus, par value $0.001 per share, in accordance with the terms of Marinus’s certificate of incorporation, as amended and in effect from time to time.  Purdue reserves the right to review and comment on any agreements or other documentation in connection with the Subsequent Equity Financing to which Purdue is a party, and Marinus will not execute any such agreements or other documentation prior to receiving such comments from Purdue, if any; provided, however, that all such comments must be delivered in writing by Purdue to Marinus within fourteen (14) days following delivery by Marinus of such agreements or other documentation to Purdue in accordance with Section 12.3 of this Restated Agreement.  For avoidance of doubt, if Purdue does not deliver its comments within the within fourteen (14) days set forth in the foregoing sentence, Marinus shall be free to proceed with the Subsequent Equity Financing.  Purdue will become a party to any definitive agreements executed in connection therewith, including, as applicable, a shareholders agreement, a registration rights agreement, and any other similar agreements, in accordance with the type of equity that Purdue is to receive in the Subsequent Equity Financing.  In such agreements, in connection with the issuance to Purdue of the Purdue Common Stock, Marinus will make representations and warranties to Purdue that are customary for an issuer of such securities; provided however, that such representations and warranties shall include (i) organization and good standing of Marinus and (ii) valid issuance by Marinus of the Purdue Common Stock.

(b) All rights and benefits to Purdue under Purdue Common Stock shall be in addition to any rights and benefits Purdue may have under its Series A Shares.

4.2  University Payments and Obligations.  In further consideration of the licenses granted hereunder, Marinus shall pay to Purdue, all payments, fees, and royalties related to a Licensed Product that are accrued and due after the Effective Date of this Restated Agreement from Purdue to USC or RU under the University Agreement.  Such royalties to USC or RU shall be calculated and paid as specified in the University Agreement.  Such payment to Purdue shall be made by Marinus at least fifteen (15) days before Purdue is required to make such payment to USC or RU.  Marinus shall, in addition to any of its obligations under this Restated Agreement, undertake all obligations, including records, product development, insurance, defense, indemnification, hold harmless, and patent marking obligations, of Purdue to USC and RU under and to the full extent as provided in the University Agreement.  To the extent that the obligation to defend, indemnify or hold harmless by Marinus is the result of actions by Purdue unrelated to the Licensed Product, Purdue would, in turn, defend, indemnify, and hold harmless Marinus to the same extent that Marinus defends, indemnifies, and holds harmless Purdue’s licensors, provided that Marinus gives Purdue prior written notice of such defense, indemnification or hold harmless obligation, and allows Purdue to control, or otherwise obtains Purdue’s prior written consent to engage in, any defense or settlement discussions, negotiations or agreements related thereto.

4.3  Accrued Obligations.  All obligations under the Original Agreement that accrued prior to the Restatement Effective Date shall remain in full force and effect throughout the Term of this Restated Agreement.  All obligations under the license to Marinus under the GHC Licensed Patents that accrued prior to the termination of the GHC Agreement and the licenses and sublicenses thereunder shall remain in full force and effect throughout the Term of this Restated Agreement.  Nothing in this Restated Agreement shall excuse either Party from any such accrued obligation and nothing in this Restated Agreement shall constitute or be deemed or construed a waiver by either Party of the other Party’s performance of such accrued obligation.

4.4  Royalties.  The royalties of this Article are in addition to any payments due by Marinus under Sections 4.1 and 4.2.  Royalties shall be paid quarterly on a calendar year basis on annual Net Sales, based on a calendar year, of each Licensed Product invoiced as follows:

(A) [XXXXXXXXXX] of that portion of annual worldwide Net Sales that is up to [XXXXXXXXXX] of each Licensed Product in countries in which the manufacture, use, offer for sale, sale, or importation of the Licensed Product would infringe a Licensed Patent in absence of this Restated Agreement;

(B) [XXXXXXXXXX] of that portion of annual worldwide Net Sales that is from [XXXXXXXXXX] of each Licensed Product in countries in which the manufacture, use, offer for sale, sale, or importation of the Licensed Product would infringe a Licensed Patent in absence of this Restated Agreement;

(C) [XXXXXXXXXX] of that portion of annual worldwide Net Sales that is from [XXXXXXXXXX] of each Licensed Product in countries in which the manufacture, use, offer for sale, sale, or importation of the Licensed Product would infringe a Licensed Patent in absence of this Restated Agreement; and

(D) [XXXXXXXXXX] of that portion of annual worldwide Net Sales that is from [XXXXXXXXXX] of each Licensed Product in countries in which the manufacture, use, offer for sale, sale, or importation of the Licensed Product would infringe a Licensed Patent in absence of this Restated Agreement; or

(E) In consideration of Purdue’s Know-How, [XXXXXXXXXX] of annual worldwide Net Sales of each Licensed Product in countries in which the manufacture, use, offer for sale, sale, or importation of the Licensed Product would not infringe a Licensed Patent in the absence of this Restated Agreement.

[XXXXXXXXX]

REPRESENTS CONFIDENTIAL MATERIAL WHICH HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COMPLETE VERSION OF THIS SCHEDULE HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

For avoidance of doubt:  (i) only one royalty, at the applicable rate set forth above, shall become due and payable hereunder in connection with the sale of a unit of Licensed Product and (ii) the highest rate payable hereunder shall be [XXXXXXXXXX] of Net Sales.

4.5  Other Consideration Received by Marinus.  If Marinus or any of its Associated Companies enters into any agreement with a Third Party (other than an agreement in which a Third Party acquires ownership of more than 50%, including ownership by trusts with substantially the same beneficial interests, of the voting rights, equity rights, or a combination thereof, of Marinus or the power to direct the management of Marinus) and such agreement relates, in whole or in part, to the research, development, Regulatory Approval, or commercialization of Ganaxolone in the Field, Marinus or such Associated Company shall require such Third Party to convey to Purdue (i) [XXXXXXXXXX] of any and all consideration, in whatever form, other than annual running royalties and milestone payments due to Marinus or such Associated Company by or on behalf of such Third Party under such agreement directly to Purdue simultaneously with the conveyance of any such consideration to Marinus or such Associated Company and (ii) [XXXXXXXXXX] of any and all milestone payments, in whatever form, due to Marinus or such Associated Company under such agreement in connection with activities relating to indications that are within the Field but which were not within the Old Field, by or on behalf of such Third Party under such Agreement, directly to Purdue simultaneously with conveyance of any such milestone payment to Marinus or such Associated Company.  For the avoidance of doubt, such consideration shall include all such licensing fees; advances; upfront fees; option fees; license maintenance fees; reimbursement of development costs; the total cash value of any forgiven loans, equity interests, options, or warrants; and tangible and intangible property including licensed or sublicensed tangible or intangible property but shall exclude any payments based on sales of a product, including earned royalties or milestones triggered by the achievement of specified amounts of proceeds from such sales and research and development funding for bona fide research and development activities to be conducted by Marinus in connection with such Third Party agreement (excluding reimbursement for any activities undertaken by Marinus prior to the effective date of the relevant Third Party agreement) to the extent such funding does not exceed the actual cost to Marinus to perform such research and development activities (any such excess amount shall be considered to be a milestone payment for purposes of this Section 4.6).  If such consideration is in a form other than cash, such non-cash consideration shall be valued at its fair market value, and the Third Party shall convey to Purdue, as applicable:  (i) in cash, [XXXXXXXXXX] of such fair market value of such consideration simultaneously with conveyance of the remaining consideration to Marinus or such Associated Company or (ii) in cash, [XXXXXXXXXX] of such fair market value of such consideration simultaneously with conveyance of the remaining milestone payments to Marinus or such Associated Company.  If the fair market value of such non-cash consideration can not be determined by the Parties, the Parties shall jointly select and appoint an independent appraiser to determine the value of such non-cash consideration.  The determination by such independent appraiser shall be binding upon the Parties and the Third Party.

[XXXXXXXXX]

REPRESENTS CONFIDENTIAL MATERIAL WHICH HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COMPLETE VERSION OF THIS SCHEDULE HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.6  Expenses.  Except as otherwise expressly set forth herein or in the Agreement to Attempt to Terminate, each Party shall bear its own costs and expenses related to revising the Original Agreement to this Restated Agreement.

4.7  Interest on Late Payments.  Any payments by Marinus to Purdue that are not paid on the date such payments are due under this Restated Agreement, if accepted by Purdue, shall bear interest at a rate equal to the lesser of (a) the highest rate allowable under applicable Law, and (b) at one and one half percent (1.5%) per month, calculated on the total number of days that payment is delinquent.

4.8  Foreign Currency.  Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal (New York City edition) for the business day closest to the end of the applicable accounting period.

4.9  No Refunds.  All consideration received by Purdue under the Original Agreement and the Attempt Agreement is non-refundable and non-creditable.

4.10  Observer Seat.  Purdue or its designee shall have one (1) observer seat on the Board of Directors of Marinus and Associated Company, successor, or assignee of Marinus or any Marinus-related Person in which Purdue has any equity interest as a result of the Original Agreement or this Restated Agreement.  As an observer, Purdue will have the right to attend meetings of the Board of Directors, subject to exclusion from such meetings or portions thereof for attorney/client privilege waiver issues, confidentiality issues, proprietary information issues, and conflict of interest issues applicable to Board observers, and, for avoidance of doubt, Purdue’s observer shall not have the right to vote or the right to receive compensation for Board service.  Marinus shall indemnify, defend, and hold harmless Purdue and its Board Observer from and against any and all claims arising out of such Board Observer’s attendance or participation in any meeting of the Marinus’ Board of Directors, or arising out of such Board Observer’s status as an observer of Marinus’ Board of Directors.  Purdue or Purdue’s Board Observer shall provide prompt notice to Marinus of any claim for which Purdue or Purdue’s Board Observer seek indemnification hereunder.  Marinus shall control the defense of any such claim and shall be permitted to settle any such claim provided that Purdue and Purdue’s Board Observer are not obligated to admit any wrongdoing and that they receive a full release of claims as part of such settlement.  Purdue and Purdue’s Board Observer reserve the right to participate in Purdue’s defense with counsel of their own choosing at Purdue’s own cost and expense.

ARTICLE 5 - DILIGENCE

5.1  Diligence.  Marinus (directly and with and through its sublicensees) shall use Commercially Reasonable Efforts to develop and commercialize at least one (1) Licensed Product during the Term of this Restated Agreement.

ARTICLE 6 - REPORTS

6.1  Data.  Marinus shall maintain records in sufficient detail and in good scientific manner and as will properly reflect all work done and results achieved in the performance of the activities contemplated by this Restated Agreement (including all data in the form required to be maintained under any applicable governmental regulations).  Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials, and other graphic or written data generated in connection with the activities contemplated by this Restated Agreement.  Upon termination of this Restated Agreement in accordance with Sections 10.6 or 10.7, Purdue shall have the right to inspect such records, and Marinus shall provide copies of all requested records, which shall become Purdue Confidential Information.

6.2  Semi-Annual Reports.  Within thirty (30) days following the end of each calendar half during the Term, commencing with the calendar half commencing July 1, 2008, Marinus shall provide to Purdue a written report which shall describe, in reasonable detail, the status of Marinus’s efforts in the preceding calendar half to develop and commercialize Licensed Products and Marinus’s financial efforts, including without limitation information that may be relevant to an assessment of Marinus’s compliance with the diligence requirements of Article 5.

ARTICLE 7 - ENFORCEMENT OF LICENSED PATENT RIGHTS

7.1  Notification of Third Party Infringement.  Each Party shall promptly notify the other in writing of any claim or evidence of possible Third Party infringement of any Licensed Patents.

7.2  First Right to Respond.  If permitted under the University Agreement, Marinus shall have the first right to respond to infringement of the University Licensed Patents by the manufacture, use, offer to sell, sale, or import of a Licensed Product in the Field by a Third Party at Marinus’s own expense and with counsel of Marinus’s choice.  Purdue shall be permitted to retain its own counsel in such a response and Marinus shall reimburse Purdue for all expenses, costs, fees, judgments, and settlements incurred by Purdue in such a response, including, Purdue’s reasonable independent attorney’s fees.

7.3  Recovery of Costs.  If Marinus recovers monetary damages from a Third Party in connection with any action described in Section 7.2, and after RU and USC are reimbursed for costs and expenses and such damages are paid to RU and USC as provided in the University Agreement, such damages shall be applied in the following manner:  (i) first, Marinus and Purdue shall be reimbursed, on a pro rata basis, for all costs and expenses incurred by them, including, each Party’s reasonable independent attorney’s fees; (ii) second, Marinus and Purdue shall recover, on a pro rata basis all lost profits or reasonable royalties, whichever is appropriate, and (iii) third, any remaining recovery shall be divided equally between Marinus and Purdue.

ARTICLE 8 - CONFIDENTIALITY

8.1  Nondisclosure Obligations.  Except as otherwise provided in this Article 8, for a period from the Effective Date to the later of:  (a) ten (10) years after the Effective Date or (b) two (2) years after expiration or termination of this Restated Agreement, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Restated Agreement, Confidential Information of the other Party.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Restated Agreement:  (i) a Party may disclose Confidential Information it is otherwise obligated under this Article 8 not to disclose to its Associated Companies, its and their respective officers, directors, employees, sublicensees, consultants, outside contractors, clinical investigators, and other Third Parties, on a need-to-know basis and on the condition that such entities or persons agree to use the Confidential Information only for purposes specifically authorized by this Restated Agreement and keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential hereunder; and (ii) a Party or its sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials or to develop or commercially market Licensed Products, or as otherwise may be required by Law or pursuant to legal or regulatory process; and (iii) a Party or its sublicensees may disclose such Confidential Information to its attorneys, accountants, lenders, insurers, and advisors who are bound by a professional duty of confidentiality.

8.2  Assignment of Employees.  Section 8.1 notwithstanding but subject to the patent rights and copyrights of each Party, each Party understands and agrees that its respective employees during the course of performing activities under this Restated Agreement may further develop their knowledge, skill, and experience retained in the unaided memories (that is, not intentionally memorized) of employees, and the subsequent use of such knowledge, skill, and experience in the ordinary course of business does not constitute a breach of this Restated Agreement.  It is understood that receipt of Confidential Information under this Restated Agreement will not limit the recipient Party from assigning its employees to any particular job or task in any way it may choose, subject to this Restated Agreement.

8.3  Regulatory Filing of the Agreement.  Marinus further agrees to seek confidential treatment for the filing of this Restated Agreement or any portion thereof with the U.S. Securities and Exchange Commission and any other applicable regulatory authority or securities exchange (the “Authority”) and to cooperate with Purdue with regard to identifying the terms of this Restated Agreement that are confidential and that are to be redacted in any filing with the Authority.

8.4  Nondisclosure of the Agreement.  Except as permitted by the other Sections of this Article 8 or as otherwise required by Law, the Parties each agree not to disclose any terms or conditions of this Restated Agreement to any Third Party without the prior written consent of the other Party; provided that (i) each Party shall be entitled to disclose the terms of this Restated Agreement without such consent to (x) existing and potential investors or other financing sources on the condition that such entities or persons agree in writing to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential, and that the names of USC, RU, and GHC are redacted from any such disclosure and (y) to its attorneys, accountants and advisors who are bound by a professional duty of confidentiality, (ii) Purdue shall be entitled to disclose the terms of this Restated Agreement without such consent to USC, RU, and Nicholas J. Kerkhof, and (iii) each Party shall be entitled to disclose publicly the existence of a license agreement between the Parties and the identity of the Parties.

8.5  Non-Disclosure of Names of USC, RU, and Nicholas J. Kerkhof.  Marinus shall not use the names of USC, RU, or Nicholas J. Kerkhof or of any staff member, officer, employee, or student of any of USC, RU, or Nicholas J. Kerkhof or any adaptation thereof in any advertising, promotional, or sales literature, publicity, or in any document employed to obtain funds or financing.  Marinus shall not use the name of Purdue, or any adaptation thereof, or of any officer, employee or agent of Purdue in any advertising, promotional, sales literature or publicity without Purdue’s prior written consent.

8.6  Press Releases.  No public announcement or press release containing the terms of this Restated Agreement shall be made or issued, directly or indirectly, by either Party without first obtaining the prior written approval of the other Party except as otherwise required by law.  The Parties agree that any Party preparing any such press release shall provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such press release prior to any dissemination of such release.

8.6 Injunctive Relief.  The Parties hereby acknowledge that a breach of their respective obligations in this Article 8 may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate.  The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right to obtain equitable relief to enforce the provisions of this Article 8.

ARTICLE 9 - REPRESENTATIONS, WARRANTIES, DISCLAIMERS, LIABILITY

9.1  Marinus’s Representations and Warranties.  Marinus represents and warrants, that:

(A) Marinus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(B) Marinus has the legal right, authority, and power to enter into this Restated Agreement;

(C) Marinus has taken all necessary action to authorize the execution, delivery, and performance of this Restated Agreement;

(D) upon the execution and delivery of this Restated Agreement, this Restated Agreement shall constitute a valid and binding obligation of Marinus, enforceable in accordance with its terms;

(E) the performance of Marinus’s obligations under this Restated Agreement will not conflict with its certificate of incorporation, as amended, or by-laws, or result in a breach of any agreements, contracts, or other arrangements to which it is a party;

(F) Marinus has not and will not during the term of this Restated Agreement enter into any agreements, contracts, or other arrangements that will be inconsistent with its obligations under this Restated Agreement;

(G) this Restated Agreement is fully binding and enforceable in accordance with its terms;

(H) Marinus has not breached and is not in breach of any of the provisions of the Original Agreement as of the Restatement Effective Date; and

(I) Marinus’s capitalization table as of the Restatement Effective Date is completely and accurately set forth on Schedule 9.1(I) hereto.

9.2  Purdue’s Representations, and Warranties.  Purdue represents and warrants that:

(A) Purdue is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(B) Purdue has the legal right, authority, and power to enter into this Restated Agreement;

(C) Purdue has taken all necessary partnership action to authorize the execution, delivery, and performance of this Restated Agreement;

(D) upon the execution and delivery of this Restated Agreement, this Restated Agreement shall constitute a valid and binding obligation of Purdue, enforceable against Purdue in accordance with its terms;

(E) the performance of Purdue’s obligations under this Restated Agreement will not conflict with its organizational documents or result in a breach of any agreements, contracts, or other arrangements to which it is a party;

(F) Purdue has not and will not during the term of this Restated Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Restated Agreement;

(G) this Restated Agreement is fully binding and enforceable in accordance with its terms;

(H) Purdue and its Associated Companies will not, directly or indirectly, develop, including have developed or sublicense, Ganaxolone for any uses during any unexpired or non-terminated term of this Restated Agreement;

(I) Purdue and its Associated Companies will not prevent, directly or indirectly, Marinus from manufacturing Ganaxolone;

(J) As of the Restatement Effective Date, Purdue is not in breach of the University Agreement or this Restated Agreement; and

(K) If Purdue agrees to any amendment of the University Agreement that increases any obligation of Marinus under this Restated Agreement, Marinus’s obligations under such amendment will survive only to the extent of Marinus’s obligation under the pre-amendment University Agreement, and Purdue will bear any increase in such obligation due to such amendment.

Purdue further represents that, as of the Effective Date and to the best of Purdue’s knowledge, Purdue knows of no Purdue-owned (including intellectual property owned by Purdue’s Associated Companies but to the exclusion of intellectual property to which Purdue or its Associated Companies have rights other than through ownership) intellectual property, other than such Purdue-owned intellectual property licensed herein, that will be infringed by Marinus’s manufacture, use, offer for sale, sale, or importation of the Licensed Product in the Field in the Territory.  If such other Purdue-owned intellectual property exists, such other Purdue-owned intellectual property is and will be considered as having been licensed in this Restated Agreement at no additional cost to Marinus.  If such other Purdue-Associated Company owned intellectual property exists, Purdue shall use its best efforts to have such other Purdue-Associated Company owned intellectual property licensed to Marinus under terms and conditions similar to those of this Restated Agreement, but at no additional cost to Marinus.

9.3  WARRANTY DISCLAIMER; EXCLUSION OF DAMAGES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS RESTATED AGREEMENT, PURDUE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED PATENTS OR ANY LICENSE OR SUBLICENSE GRANTED BY PURDUE HEREUNDER, OR ANY MATERIALS OR INFORMATION PROVIDED TO MARINUS UNDER THIS RESTATED AGREEMENT, OR WITH RESPECT TO ANY PRODUCTS OR SERVICES OF MARINUS OR ITS ASSOCIATED COMPANIES.  FURTHERMORE, NOTHING IN THIS RESTATED AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE LICENSED PATENTS ARE VALID OR ENFORCEABLE OR THAT USE BY MARINUS OR ITS ASSOCIATED COMPANIES OF THE LICENSED PATENTS OR ANY OTHER RIGHTS LICENSED OR SUBLICENSED HEREIN, OR ANY MATERIALS OR INFORMATION PROVIDED TO MARINUS UNDER THIS RESTATED AGREEMENT, DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ANY MATERIAL THAT HAS BEEN PROVIDED TO MARINUS UNDER THE ORIGINAL AGREEMENT WAS PROVIDED ON AN “AS IS” BASIS, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE.  FURTHERMORE, NOTHING IN THIS RESTATED AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY MATERIAL TRANSFERRED TO MARINUS UNDER THE ORIGINAL AGREEMENT DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLES 9.4, 9.5 AND 9.10 REGARDING INDEMNIFICATION AND INSURANCE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS RESTATED AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

The foregoing exclusion of damages (i) applies even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages, (ii) is a fundamental element of the basis of the bargain between the Parties and this Restated Agreement would not be entered into without such limitations and exclusions, and (iii) shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy herein.  The foregoing exclusion of damages is intended to apply even if there is a total and fundamental breach of this Restated Agreement.  The essential purpose of the exclusion of damages clause is to limit the Parties’ respective liabilities to each other hereunder.

9.4  Liability.  Marinus shall bear all risk and responsibility and liability for all of its acts or omissions in exercising its rights and its use of any materials or information transferred to Marinus under the Original Agreement or this Restated Agreement and shall hold Purdue, any of its Associated Companies, and their respective officers, directors, employees, agents, representatives, distributors, salespersons, customers, licensees, and/or end-users harmless from and against any and all claims, demands, losses, costs, expenses (including reasonable attorney’s fees), damages and judgments whatsoever, arising out of or resulting from acts or omissions of Marinus or its Associated Companies in connection with the exercise of its rights or its use of any materials or information transferred to Marinus under the Original Agreement or this Restated Agreement.  Purdue, any of its Associated Companies, and their respective officers, directors, employees, agents, representatives, distributors, salespersons, customers, licensees, and/or end-users shall not be liable to Marinus or its Associated Companies because of the infringement of any patent rights of any Third Party by Marinus or its Associated Companies in the exercise of any rights granted in the Original Agreement or this Restated Agreement or the use of any materials or information transferred to Marinus by Purdue.

9.5  Indemnification.  Marinus hereby agrees to defend, indemnify and hold Purdue, any of its Associated Companies, and their respective officers, directors, employees, agents, representatives, distributors, salespersons, customers, licensees, and/or end-users (each an “Indemnitee”) harmless from and against any Third Party or Marinus-Associated Company loss, claim, damage, or liability resulting, in whole or in part, directly or indirectly, from this Restated Agreement, Licensed Products, the Purdue Material, any activities contemplated by this Restated

Agreement, or any information transferred under this Restated Agreement, except to the extent such Third Party or Marinus-Associated Company loss, claim, damage or liability is the direct and sole result of Purdue’s breach of this Restated Agreement or is caused directly and solely by an Indemnitee’s gross negligence.

9.6  Indemnification Procedure.  If an Indemnitee intends to claim indemnification under this Article 9, the Indemnitee shall promptly notify Marinus of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and Marinus shall assume the sole defense thereof with counsel selected by Marinus; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee.  The failure or delay to deliver notice to Marinus within a reasonable time after the commencement of any such action, if irreparably prejudicial to Marinus’s ability to defend such action, shall relieve Marinus of any liability to the Indemnitee under this Article 9 to the extent that is directly attributable in its entirety to such failure or delay, but the omission to deliver notice to Marinus will not relieve Marinus of any liability that Marinus may have to any Indemnitee otherwise.  The Indemnitee(s) shall cooperate fully with Marinus and its legal representatives in the investigation of any loss, action, claim, damage, or liability covered by this indemnification.

9.7  Exports.  Marinus acknowledges that Marinus’s export of technical data, materials, or products is subject to Marinus’s receiving any necessary export licenses and that Purdue cannot be responsible for any delays attributable to export controls.  Marinus agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Restated Agreement in violation of any applicable export control laws or governmental regulations.  Marinus agrees to obtain similar covenants from its sublicensees and contractors with respect to the subject matter of this Section 9.7.

9.8  Compliance with Law.  Each Party shall comply, and shall require its Associated Companies and sublicensees to comply, with all applicable laws and regulations relative to its obligations hereunder.

9.9  Broker’s Fees.  Neither Party has incurred or agreed to pay any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Restated Agreement.

9.10  Insurance.  For as long as Marinus manufactures, uses, offers to sell, sells, or imports a Licensed Product, and thereafter for so long as Marinus maintains insurance for itself covering such manufacture, use, offers for sale, sales, or importation, Marinus shall maintain at its own cost with a reputable insurance company or companies, product liability and commercial general liability insurance covering the development, manufacture, use, offer for sale, sale, and import of Licensed Products, in amounts at least as high as Marinus will customarily maintain with respect to sales of its other comparable products, in no event for an amount less than five million dollars ($5,000,000.00) per occurrence and ten million dollars ($10,000,000.00) annual aggregate.  Upon execution of this Restated Agreement and annually thereafter upon insurance renewals, Marinus will furnish Purdue with a certificate(s) from an insurance carrier showing all insurance set forth above and naming Purdue, its Associated Companies, USC, and RU as additional insureds.

ARTICLE 10 - TERM AND TERMINATION

10.1  Date of Accrual of Rights.  Unless stated expressly stated otherwise in this Restated Agreement, all rights and obligations of a Party in this Restated Agreement have accrued as of the Effective Date.

10.2  Diligence.  If Marinus does not meet its obligations under Section 5.1, Purdue may terminate the Agreement.

10.3  License Term.  The Licenses granted by this Restated Agreement, unless terminated earlier, shall expire at the end of the Term, subject to Section 10.6(A).

10.4  Termination by Purdue.

(A)    Financial.  Purdue shall have the right to terminate this Restated Agreement immediately, at Purdue’s sole discretion, if Marinus (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian on behalf of itself or for all or a substantial part of its property, (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its creditors, (iv) is dissolved or liquidated in full or in part, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vi) takes any action for the purpose of effecting any of the foregoing, or (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within ninety (90) calendar days of commencement.

(B)    Breach and Cure.  Purdue shall also have the right to terminate this Restated Agreement, at Purdue’s sole discretion, upon Marinus’ receipt of thirty (30) days written notice in the event that any provision of this Restated Agreement, other than the provisions of Sections 4.1(A), 4.2, 4.4, and 10.4(A), shall have been breached by Marinus and in the event that Marinus shall have failed to remedy such breach within such thirty (30) day notice period, or if such breach cannot be cured within such thirty (30) day notice period, Marinus has failed to take such steps to cure such breach to be completed within an additional thirty (30) days.  Any notice served by Purdue pursuant to this Section 10.4(B) shall specify the nature of the breach and the recommended remedy by Marinus.

(C)    Breach - No Cure Available.  Purdue shall also have the right to terminate this Restated Agreement, at Purdue’s sole discretion, immediately in the event that any provision of Sections 4.1(A), 4.2, 4.4, and 10.4(A) shall have been breached by Marinus.

Such breach shall not be subject to cure unless otherwise expressly provided for in the respective Section of this Restated Agreement.

(D)    Termination with Respect to a Specific Licensed Product.  Notwithstanding any of the preceding Sections of this Article 10, if there is a breach by Marinus which relates primarily to a specific Licensed Product, and if such breach is amenable to cure under Section 10.4(B), and Marinus has failed to take steps to cure, and is not cured as set forth in Section 10.4(B) with respect to such specific Licensed Product or such breach is not amenable to cure under Section 10.4(B), Purdue, at its sole discretion, may terminate this Restated Agreement with respect only to the specific Licensed Product for which the breach is not or cannot be cured.  This Restated Agreement will thereafter continue in effect for all other Licensed Products.

(E)    Effect of Termination by Purdue.  Upon termination by Purdue, all rights, data, information, Know-How, and material licensed or transferred to Marinus under this Restated Agreement will revert to Purdue at no cost to Purdue and with Purdue having no obligations to Marinus.  All rights, data, information, Know-How, material, records, and registrations developed or made by Marinus that relate, in whole or in part, to the activities contemplated by this Restated Agreement or Licensed Product(s) will be transferred to Purdue at no cost to Purdue and with Purdue having no obligations to Marinus.  Purdue shall retain all payments and stock issuances made by Marinus to Purdue.

10.5  Cure by Purdue.  Purdue shall have the right to remedy any breach by Purdue of this Restated Agreement.  Marinus shall provide Purdue with notice of any breach by Purdue and Purdue will have thirty (30) days from receipt by Purdue of such notice to remedy such breach.  If such breach cannot be cured within such thirty (30) day period, but Purdue has taken steps to cure such breach, Purdue shall have an additional thirty (30) days to complete such cure.  Any notice served by Marinus pursuant to this Section 10.5 shall specify the nature of the breach and the recommended remedy by Purdue.  If Purdue fails to cure any such curable breach within the applicable cure period, Marinus shall have the right to terminate this Restated Agreement upon the expiration of such cure period.

10.6  General Effect of Termination.  In addition to any other rights or obligations upon termination specified in this Restated Agreement:

(A)    In the event of termination of this Restated Agreement for any reason, all rights and licenses granted to Marinus hereunder shall terminate and Marinus shall cease all activities licensed in this Restated Agreement.  In the event of expiration of the Term of this Restated Agreement, the licenses granted for Purdue Know-How and the sublicenses granted for University Know-How shall become perpetual and fully paid-up.

(B)    Termination or expiration of this Restated Agreement for any reason shall not affect the accrued rights of Purdue or Marinus arising in any way out of the Original Agreement or this Restated Agreement and shall not release either Marinus or Purdue from any liability which, at the time of such termination or expiration, has already accrued to Purdue or Marinus, as applicable, or which is attributable to a period prior to such termination or expiration, nor preclude Purdue or Marinus, as applicable, from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination or expiration.

10.7  Termination by Marinus and Effect.  Marinus shall have the right to terminate this Agreement without cause on one hundred and eighty (180) days prior written notice to Purdue.  Upon termination by Marinus, all rights, data, information, Know-How, and material licensed or transferred to Marinus under this Restated Agreement will revert to Purdue at no cost to Purdue and with Purdue having no obligations to Marinus.  All rights, data, information, Know-How, material, records, inventions, applications including applications for regulatory or marketing approval, approvals including regulatory or marketing approvals, and registrations including registrations for regulatory or marketing approval, developed or made by Marinus that relate, in whole or in part, to the activities contemplated by this Restated Agreement or Licensed Product(s) will be transferred to Purdue at no cost to Purdue and with Purdue having no obligations to Marinus.  Marinus shall also permit Purdue access to and grant Purdue the right to reference and use, in association with any materials or products transferred to Marinus under this Restated Agreement or Licensed Products developed or made by Marinus that relate, in whole or in part, to the activities contemplated by this Restated Agreement, all data, regulatory filings, and regulatory communications associated with any submissions for regulatory or marketing approval or other issues associated with such materials or products, that is or would be relevant to the development or commercialization of a Licensed Product in the Territory.  To the extent that any such data, applications, approvals, or communications are held by a Third Party, then Marinus shall endeavor to arrange direct access to the portions thereof that are relevant to the activities described in this Section.  Additionally, Marinus shall, at Purdue’s sole option and at no cost to Purdue, transfer to Purdue, without Purdue assuming any responsibility or obligations accruing before such transfer, any licenses, contracts, covenants, or agreements between Marinus and any Third Party relating, in whole or in part, to the development or commercialization of a Licensed Product in the Territory.  Furthermore, Purdue shall retain all payments and stock issuances made by Marinus to Purdue.

10.8  Survival.  The expiration or termination of this Restated Agreement shall not affect any rights or obligations of either Party to the extent that such obligations or rights have accrued or matured prior to expiration or termination.  Articles 3, 8, and 11 and Sections 4.2, 4.5-4.9, 9.1, 9.2(A)-(H), 9.3, 9.4, 9.5, 9.6, 9.10, 10.6, 10.7, 12.4, 12.6, and 12.10 of this Restated Agreement shall survive the termination or expiration of this Restated Agreement.

ARTICLE 11 - DISPUTE RESOLUTION

11.1  Negotiation.  The Parties hereby agree that they will attempt in good faith to resolve promptly by negotiations, any controversy or claim between the Parties arising out of or relating to this Restated Agreement.  If a controversy or claim should arise hereunder, the matter shall be referred to a senior executive of Marinus and a senior executive of Purdue (the “Representatives”).  If the matter has not been resolved within fifteen (15) days of the referral to the Representatives, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Restated Agreement, or the breach thereof, may be brought in a court of competent jurisdiction as specified in Section 11.3.

11.2  Governing Law.  The validity, construction, and interpretation of this Restated Agreement and any determination of the performance which this Restated Agreement requires will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware.

11.3  Jurisdiction.  Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Delaware State or Federal court sitting in New Castle County, Delaware and any appellate court from any thereof; in any suit, action, or proceeding arising out of or relating to this Restated Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court, or, to the extent permitted by law, in such Federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.4  Venue.  Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Restated Agreement in any court referred to in Section 11.3.

11.5  Inconvenient Forum.  Each of the Parties hereby irrevocably waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court, and agrees not to plead the same, and agrees that nothing herein will limit the right to sue in any other jurisdiction if a Delaware State or Federal court of competent jurisdiction sitting in New Castle County, Delaware rules or orders that it will not exercise jurisdiction over any such action or proceeding.

11.6  Immunity Waiver.  To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent it may legally and effectively do so, such immunity in respect of its obligations under this Restated Agreement.

11.7  Equitable Relief.  Each of the Parties hereby acknowledges that a breach of their respective obligations under this Restated Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate.  Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right to obtain equitable relief to enforce the provisions of this Restated Agreement.

ARTICLE 12 - OTHER PROVISIONS

12.1  Headings.  Headings and captions of the Articles and Sections hereof are for convenience only and are not to be used in the interpretation of this Restated Agreement.

12.2  Assignment.  This Restated Agreement may not be assigned or transferred (by operation of law or otherwise), in whole or in part, by Marinus without prior written consent of Purdue; provided, however, that in the event that Marinus requests consent to an assignment of this Restated Agreement, or any part of its rights hereunder, and to delegate its obligations or any part thereof hereunder, to any successor in interest by reason of any merger, acquisition, sale of all or substantially all of its assets, sale of stock, partnership, or corporate reorganization Purdue shall grant such consent if such successor in interest meets all of the requirements for an assignee or sublicensee under the University Agreement, including (a) complying with any net worth requirements as may be required under the University Agreement, (b) complying with any notice requirements of any assignment or sublicense under the University Agreement, (c) agreeing to indemnify licensor to the same extent provided for in the University Agreement, and (d) agreeing to maintain insurance coverage to the same extent provided for in the University Agreement.  Any permitted assignee or sublicensee of Marinus hereunder will succeed to such rights, and will assume such obligations, of Marinus under this Restated Agreement as fully and to the same extent as if the assignee, instead of Marinus, were the original party to this Restated Agreement with respect to such rights and obligations.  Purdue will have the right, without the consent of Marinus, to assign this Restated Agreement, or any part of its rights hereunder, and to delegate its obligations or any part thereof hereunder, to (i) any Associated Company of Purdue, (ii) any successor in interest by reason of any merger, acquisition, sale of all or substantially all of its assets, sale of stock, partnership, license agreement or corporate reorganization, or (iii) any other Third Party, whereupon the assignee will succeed to such rights, and will assume such obligations, of Purdue under this Restated Agreement as fully and to the same extent as if the assignee, instead of Purdue, were the original party to this Restated Agreement with respect to such rights and obligations.  Any assignment or attempted assignment in contravention of the provisions of this Section 12.2 shall be null and void.

12.3  Notices.  Any notice or other communication pursuant to this Restated Agreement shall be sufficiently made or given on the date of mailing if sent to such party by facsimile, with confirmation of transmission, on such date, with paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other party).

If to Marinus:

Marinus Pharmaceuticals, Inc.
21 Business Park Drive
Branford, CT  06405
Attn:  President

With a copy to:

Goodwin Procter, LLP.
53 State Street
Boston, MA  02109
Attn:  Stuart Cable, Esq.

If to Purdue:

Purdue Pharma L.P.
One Stamford Forum
Stamford, CT  06901-3431
Attn:  General Counsel

With a copy to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York  10112
Attn:  Stuart D. Baker, Esq.

12.4  Agreement not to Solicit Employees.  During the unexpired or non-terminated term of this Restated Agreement and for a period of two (2) years thereafter, each Party agrees not to seek to persuade or induce any employee of the other Party to discontinue his or her employment with his or her employer in order to become employed by such Party or its Associated Companies, without the present employing Party’s consent.

12.5  Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Restated Agreement for failure or delay in fulfilling or performing any term of this Restated Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed.  Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

12.6  Waivers and Modifications.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.  Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision.  No waiver, modification, release or amendment of any obligation under or provision of this Restated Agreement shall be valid or effective unless in writing and signed by both Parties hereto.

12.7  Relationship of the Parties.  It is expressly agreed that the relationship between Marinus and Purdue shall not constitute a partnership, joint venture or agency.  Marinus and Purdue are independent contractors.  Neither Marinus nor Purdue shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

12.8  Counterparts.  This Restated Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

12.9  Severability.  In performing this Restated Agreement, the Parties shall comply with all applicable laws.  Wherever there is any conflict between any provision of this Restated Agreement and any law, the law shall prevail, but in such event the affected provision of this Restated Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Restated Agreement shall remain in full force and effect.  In the event the terms of this Restated Agreement are materially altered as a result of the foregoing, the parties shall renegotiate in good faith the terms of this Restated Agreement to resolve any inequities.

12.10  Entire Agreement.  This Restated Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all oral and/or written communications or understandings relating to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS NEXT]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this License Agreement as of the Restatement Effective Date.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Stephen Bloch, M.D
	Name:	Stephen Bloch, M.D

	Title:	Chairman

PURDUE NEUROSCIENCE COMPANY

by a general partner, Purdue Pharma, L.P.
by its general partner, Purdue Pharma Inc.

By:	/s/ James J. Dolan
	Name:	James J. Dolan

	Title:	Senior Vice-President

[Signature Page to Amended and Restated Agreement]